Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) relates to HealthSouth Corporation and its subsidiaries and should be read in conjunction with the accompanying consolidated financial statements and related notes. As used in this report, the terms "HealthSouth," "we," "our," "us," and the "Company," refer to HealthSouth Corporation and its subsidiaries, unless otherwise stated or indicated by context.
This MD&A is designed to provide the reader with information that will assist in understanding our consolidated financial statements, the changes in certain key items in those financial statements from year to year, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our consolidated financial statements. See “Cautionary Statement Regarding Forward-Looking Statements” on page ii of this report for a description of important factors that could cause actual results to differ from expected results. See also Item 1A, Risk Factors.
Executive Overview
Our Business
We operate inpatient rehabilitation hospitals and provide specialized rehabilitative treatment on both an inpatient and outpatient basis. As of December 31, 2011, we operated 99 inpatient rehabilitation hospitals (including 3 hospitals that operate as joint ventures which we account for using the equity method of accounting), 26 outpatient rehabilitation satellite clinics (operated by our hospitals, including one joint venture satellite), and 25 licensed, hospital-based home health agencies. In addition to HealthSouth hospitals, we manage three inpatient rehabilitation units through management contracts. While our national network of inpatient hospitals stretches across 27 states and Puerto Rico, our inpatient hospitals are concentrated in the eastern half of the United States and Texas. See also the "Reclassifications" section below for a discussion of six freestanding long-term acute care hospitals ("LTCHs"), five of which we sold and one of which we closed in August 2011.
Our core business is providing inpatient rehabilitative services. We are the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of revenues, number of hospitals, and patients treated and discharged. Our inpatient rehabilitation hospitals offer specialized rehabilitative care across a wide array of diagnoses and deliver comprehensive, high-quality, cost-effective patient care services. The majority of patients we serve experience significant physical and cognitive disabilities due to medical conditions, such as strokes, neurological disorders, hip fractures, head injuries, and spinal cord injuries, that are generally non-discretionary in nature and require rehabilitative healthcare services in an inpatient setting. Our team of highly skilled nurses and physical, occupational, and speech therapists working with our physician partners utilize the latest in technology and clinical protocols with the objective of returning patients to home and work. Patient care is provided by nursing and therapy staff as directed by physician orders while case managers monitor each patient's progress and provide documentation and oversight of patient status, achievement of goals, discharge planning, and functional outcomes. Our hospitals provide a comprehensive interdisciplinary clinical approach to treatment that leads to a higher level of care and superior outcomes.
We focused our 2011 strategy on these priorities:

•	continuing to provide high-quality, cost-effective care to patients in our existing markets;

•	continuing to expand our services to more patients who require inpatient rehabilitative services by constructing and opportunistically acquiring new hospitals in new markets; and

•	further strengthening our balance sheet through the retirement of our most expensive debt (our 10.75% Senior Notes due 2016).
Total discharges grew 5.2% from 2010 to 2011. Our same-store discharges grew 3.3% during 2011 compared to 2010. This growth includes the net expansion of licensed beds in our existing hospitals by 50 beds in 2011. Our quality and outcome measures, as reported through the Uniform Data System for Medical Rehabilitation (the "UDS"), remained well above the average for hospitals included in the UDS database, and they did so while we continued to increase our market share throughout 2011. And, as discussed below in the "Results of Operations" section of this Item, not only did our hospitals treat more patients and enhance outcomes, they did so in a highly cost-effective manner.
Our development efforts continued to yield positive results in 2011. Specifically:

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In March 2011, we received final certificate of need approval from the state of Florida to proceed with building a comprehensive inpatient rehabilitation hospital in Marion County, Florida. Construction on this 40-bed hospital began in the fourth quarter of 2011.

•	In October 2011, we began accepting patients at our newly built, 40-bed hospital in the Cypress area of northwest Houston, Texas.

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In October 2011, we received final certificate of need approval from the state of Florida to proceed with building a comprehensive inpatient rehabilitation hospital in Martin County, Florida. This 34-bed hospital will be a partnership with Martin Health Systems. Construction on this hospital is expected to begin in the third quarter of 2012.

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In November 2011, we completed our purchase of substantially all of the assets of Drake Center's two rehabilitation-focused patient care units located in Cincinnati, Ohio. We began accepting patients at this newly remodeled, 40-bed hospital located on Drake's campus in December 2011.

In 2011, discharge growth of 5.2% coupled with a 3.0% increase in net patient revenue per discharge generated 8.3% growth in net patient revenue from our hospitals compared to 2010. This revenue growth combined with continued disciplined expense management resulted in a $55.5 million, or 18.8%, increase in operating earnings (as defined in Note 23, Quarterly Data (Unaudited), to the accompanying consolidated financial statements) in 2011 compared to 2010. Net cash provided by operating activities was $342.7 million in 2011 compared to $331.0 million in 2010. Net cash provided by operating activities in 2011 included cash payments associated with our capital structure enhancements (as discussed below and in Note 8, Long-term Debt, to the accompanying consolidated financial statements) and a settlement discussed in Note 21, Settlements, to the accompanying consolidated financial statements. Net cash provided by operating activities in 2010 included an unwind fee of $6.9 million associated with the termination of interest rate swaps. See the “Results of Operations” and “Liquidity and Capital Resources” sections of this Item for additional information.
During 2011, we reduced total debt by approximately $257 million and continued our capital structure enhancements. These reductions and enhancements included the March 2011 additional public offering of our 7.25% Senior Notes due 2018 and our 7.75% Senior Notes due 2022, the amendment and restatement of our existing credit agreement in May 2011, and the redemptions in June and September 2011 of all of our 10.75% Senior Notes due 2016. As a result of these actions, our leverage ratio is within our target range, and we believe our debt capital is appropriately structured, in terms of liquidity and maturity profile. See the "Liquidity and Capital Resources" section of this Item and Note 8, Long-term Debt, to the accompanying consolidated financial statements.
We believe the demand for inpatient rehabilitative healthcare services will continue to increase as the U.S. population ages, and we believe this market factor aligns with our strengths in, and focus on, inpatient rehabilitative care. Unlike many of our competitors that may offer inpatient rehabilitation as one of many non-core services, inpatient rehabilitation is our core business. We also believe we can address the demand for inpatient rehabilitative services in markets where we currently do not have a presence by constructing or opportunistically acquiring new hospitals. For additional discussion of our strategy and business outlook, see the “Business Outlook” section below.
Reclassifications
As discussed more fully in Note 18, Assets and Liabilities in and Results of Discontinued Operations, we sold five of our six LTCHs and closed the remaining LTCH during 2011. Accordingly, we reclassified our consolidated balance sheet as of December 31, 2010 to present the assets and liabilities of all six of our LTCHs in discontinued operations. We also reclassified our consolidated statements of operations and consolidated statements of cash flows for 2010 and 2009 to include these facilities and their results of operations as discontinued operations.
Certain immaterial amounts have been reclassified to conform to the current year presentation. In our consolidated balance sheet as of December 31, 2010, we reclassified internal-use software totaling $9.7 million from Property and equipment, net to Intangible assets, net. This reclassification had no impact on Total current assets or Total assets. See Note 6, Goodwill and Other Intangible Assets, to the accompanying consolidated financial statements.
Effective January 1, 2012, we adopted Accounting Standards Update 2011-07, Healthcare Entities (Topic 954), "Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Healthcare Entities," which requires certain healthcare entities to present the provision for doubtful accounts relating to patient service revenue as a deduction from patient service revenue in the statement of operations rather than as an operating expense. All periods have been reclassified to conform to this presentation. Our adoption of this standard had no net impact on our financial position, results of operations, or cash flows. See the "Reclassifications," "Net Operating Revenues," "Accounts Receivable and Allowance for Doubtful Accounts," and "Recent Accounting Pronouncements" sections of Note 1, Summary of Significant Accounting Policies.

Litigation By and Against Former Independent Auditor
As discussed in Note 22, Contingencies and Other Commitments, to the accompanying consolidated financial statements, the arbitration process continues in the pursuit of our claims against Ernst & Young LLP and the defense of their claims against us. The rules of the American Arbitration Association require that all aspects of the arbitration remain confidential. Since the beginning of the arbitration in July 2010 and through December 31, 2011, there have been approximately 20 weeks of hearings, generally in four-day blocks of time. Going forward, the arbitrators have scheduled approximately nine additional weeks through July 2012. Despite scheduling issues and the fact the arbitration is taking longer than expected, we remain confident in our claims and are committed to aggressively and diligently pursuing them to conclusion.
Stock Repurchase Authorization
As previously reported and as discussed in more detail below, there are numerous deficit reduction initiatives with Medicare payment reduction proposals being discussed in Washington. Primarily as a result of these proposals, the price of our common stock has experienced increased volatility over the past several months.
In consideration of the above and other factors (including, but not limited to, the reduction in our financial leverage and our strong cash flows from operations), in October 2011, our board of directors authorized the repurchase of up to $125 million of our common stock. The repurchase authorization does not require the repurchase of a specific number of shares, has an indefinite term, and is subject to termination by our board of directors. Subject to certain terms and conditions, including a maximum price per share and compliance with federal and state securities and other laws, the repurchases may be made from time to time in open market transactions, privately negotiated transactions, or other transactions, including trades under a plan established in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Repurchases under this authorization, if any, are expected to be funded using cash on hand and availability under our revolving credit facility.
Our board of directors also granted discretion to management to opportunistically repurchase from time to time, subject to similar conditions, warrants issued pursuant to the warrant agreement, dated as of January 16, 2004, with Wells Fargo Bank Northwester, N.A., as warrant agent. Likewise, this authority does not require the purchase of a specific number of warrants, has an indefinite term, and is subject to termination by our board of directors. See Note 20, Earnings per Common Share, to the accompanying consolidated financial statements for additional information regarding these warrants.
There was no activity under the Company's stock repurchase authorization during 2011.
Key Challenges
Over the past few years, we have focused on strengthening our balance sheet, growing organically (i.e., growing our core business through means other than acquisitions), and pursuing acquisitions of competitor inpatient rehabilitation facilities (“IRFs”). We believe continued growth in our Adjusted EBITDA and our strong cash flows from operations will allow us to invest in growth opportunities and continue to invest in our core business. We will also consider opportunistic repurchases of our common stock, dividends, and, if warranted, further reductions to our long-term debt (subject to changes in our operating environment).
As we continue to execute our business plan, the following are some of the challenges we face:

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Reduced Medicare Reimbursement. On August 2, 2011, President Obama signed into law the Budget Control Act of 2011, provisions of which will result in an automatic 2% reduction of Medicare program payments for all healthcare providers upon executive order of the President in January 2013. We currently estimate this automatic reduction, known as "sequestration," will result in a net decrease in our Net operating revenues of approximately $32 million annually beginning in 2013. There also continue to be a number of efforts in both the United States Senate and the House of Representatives to address the federal spending deficit by, at least in part, reducing Medicare spending. We cannot predict what alternative or additional deficit reduction initiatives or Medicare payment reductions, if any, will ultimately be enacted into law, or the effect any such initiatives or reductions will have on us. If enacted, such initiatives or reductions would likely be challenging for all providers, would likely have the effect of limiting Medicare beneficiaries' access to healthcare services, and could have an adverse impact on our financial position, results of operations, and cash flows. However, we believe the steps we have taken to reduce our debt and corresponding interest expense obligations coupled with our efficient cost structure should allow us to adjust to or mitigate, at least partially, any potential initiative or payment reductions more easily than many other inpatient rehabilitation providers.

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Changes to Our Operating Environment Resulting from Healthcare Reform. On March 23, 2010, President Obama signed the Patient Protection and Affordable Care Act (the “PPACA”) into law. On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010, which amended the PPACA (together, the “2010 Healthcare Reform Laws”). The 2010 Healthcare Reform Laws remain subject to continuing Congressional, regulatory, and legal scrutiny, and many aspects of their implementation are still uncertain or subject to judicial challenge. We cannot predict the outcome of any legislation or litigation related to the 2010 Healthcare Reform Laws, but we have been, and will continue to be, actively engaged in the legislative process to attempt to ensure any healthcare laws adopted or amended promote our goal of high-quality, cost-effective care. It should also be noted that in November 2011, the Supreme Court of the United States agreed to hear arguments in the first half of 2012 on, among other issues, the Constitutionality of various provisions of the 2010 Healthcare Reform Laws. However, we cannot predict the ultimate outcome of the Supreme Court ruling.

Many provisions within the 2010 Healthcare Reform Laws have impacted or could in the future impact our business, including: (1) reducing annual market basket updates to providers, including annual productivity adjustment reductions as of October 1, 2011; (2) the possible combining, or “bundling,” of reimbursement for a Medicare beneficiary's episode of care at some point in the future; (3) implementing a voluntary program for accountable care organizations (“ACOs”); (4) creating an Independent Payment Advisory Board; and (5) modifying employer-sponsored healthcare insurance plans.
Most notably for us, these laws include a reduction in annual market basket updates to hospitals. In accordance with Medicare laws and statutes, the United States Centers for Medicare and Medicaid Services ("CMS") makes annual adjustments to Medicare reimbursement rates by what is commonly known as a market basket update. The reductions in our annual market basket updates began on April 1, 2010 and continue through 2019 for each CMS fiscal year, which for us begins October 1, as follows:

2010	2011	2012-13	2014	2015-16	2017-19
0.25%	0.25%	0.1%	0.3%	0.2%	0.75%
In addition, beginning on October 1, 2011, the 2010 Healthcare Reform Laws require the market basket update to be reduced by a productivity adjustment on an annual basis. The productivity adjustments equal the trailing 10-year average of changes in annual economy-wide private nonfarm business multi-factor productivity. The productivity adjustment effective from October 1, 2011 to September 30, 2012 is a decrease to the market basket update of 1.0%. We estimate the adjustment effective October 1, 2012 will be a decrease to the market basket update of approximately 1.2%, but we cannot predict it with certainty.
On July 29, 2011, CMS released its notice of final rulemaking for fiscal year 2012 (the “2012 Rule”) for IRFs under the prospective payment system (“IRF-PPS”). The 2012 Rule is effective for Medicare discharges between October 1, 2011 and September 30, 2012. The pricing changes in this rule include a 2.9% market basket update that has been reduced by 0.1% to 2.8% under the requirements of the 2010 Healthcare Reform Laws discussed above, as well as other pricing changes that impact our hospital-by-hospital base rate for Medicare reimbursement. Based on our analysis which utilizes, among other things, the acuity of our patients over the 12-month period prior to the rule's release, incorporates other adjustments included in this rule, and the productivity adjustment discussed above, we believe the 2012 Rule will result in a net increase to our Medicare payment rates of approximately 1.6% beginning October 1, 2011.
The 2010 Healthcare Reform Laws also direct the United States Department of Health and Human Services ("HHS") to examine the feasibility of bundling, including conducting a voluntary bundling pilot program to test and evaluate alternative payment methodologies. These voluntary bundling pilot projects are scheduled to begin no later than January 2013 and are limited in scope. In August 2011, the Center for Medicare and Medicaid Innovation within CMS released details for a voluntary Bundled Payments for Care Improvement Initiative. We are currently evaluating whether there may be any appropriate participation opportunities in the bundling initiatives for our hospitals and patients and the hospitals and physicians who refer their patients to our hospitals.
Similarly, the 2010 Healthcare Reform Laws require CMS to start a voluntary program by January 1, 2012 for ACOs in which hospitals, physicians, and other care providers develop entities to pursue the delivery of coordinated healthcare on a more efficient, patient-centered basis. Conceptually, ACOs will receive a portion of any savings generated from care coordination as long as benchmarks for the quality of care are maintained. In October 2011, CMS issued the final rules establishing the voluntary program. These rules are extremely complex and remain subject to further refinement by CMS. As with bundling, we are currently evaluating whether there may be any appropriate participation opportunities in the ACO pilots for our hospitals and patients and the hospitals and physicians who refer their patients to our hospitals
Another provision of these laws establishes an Independent Payment Advisory Board that is charged with presenting proposals, beginning in 2014, to Congress to reduce Medicare expenditures upon the occurrence of Medicare expenditures exceeding a certain level. However, due to the market basket reductions that are also part of these laws (as discussed above), it is believed certain healthcare providers, including HealthSouth, will not be subject to payment reduction proposals developed by this board and presented to Congress through 2019. While we may not be subject to payment reduction proposals by this board for a period of time, based on the scope of this board's directive to reduce Medicare expenditures and the significance of Medicare as a payor to us, other decisions made by this board may impact our results of operations either positively or negatively.
In addition to these factors, the 2010 Healthcare Reform Laws also contain provisions that have required, and will continue to require, modifications to employer-sponsored healthcare insurance plans, including HealthSouth plans. For example, the 2010 Healthcare Reform Laws require employer-sponsored healthcare plans to offer coverage to an employee's dependent children until such dependents attain the age of 26. In addition, these laws eliminate an employer's ability to include a lifetime maximum benefit per participant within its plans. We currently estimate these changes will increase our healthcare costs by approximately $1 million annually.
Given the complexity and the number of changes in these laws, as well as the implementation timetable for many of them, we cannot predict their ultimate impact. However, we believe the above provisions are the issues with the greatest potential impact on us. We will continue to evaluate and review these laws, and, based on our track record, we believe we can adapt to these regulatory changes.

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Maintaining Strong Volume Growth. As discussed above, the majority of patients we serve experience significant physical and cognitive disabilities due to medical conditions, such as strokes, neurological disorders, hip fractures, head injuries, and spinal cord injuries, that are generally non-discretionary in nature and which require rehabilitative healthcare services in an inpatient setting. In addition, because most of our patients are persons 65 and older, our patients generally have insurance coverage through Medicare. However, we do treat some patients with medical conditions that are discretionary in nature. During periods of economic uncertainty, patients may choose to forgo discretionary procedures. We believe this is one of the factors creating weakness in the number of patients admitted to and discharged from acute care hospitals. If these patients continue to forgo procedures and acute care providers report soft volumes, it may be more challenging for us to maintain our recent volume growth rates.

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Recruiting and Retaining High-Quality Personnel. Our operations are dependent on the efforts, abilities, and experience of our medical personnel, such as physical therapists, occupational therapists, speech pathologists, nurses, other healthcare professionals, and our management. In some markets, the lack of availability of medical personnel is an operating issue facing all healthcare providers, although the weak economy has mitigated this issue to some degree. We have refined our comprehensive compensation and benefits package to remain competitive in this challenging staffing environment while also being consistent with our goal of being a high-quality, cost-effective provider of inpatient rehabilitative services. Recruiting and retaining qualified personnel for our hospitals will remain a high priority for us. See also Item 1A, Risk Factors.

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Operating in a Highly Regulated Industry. We are required to comply with extensive and complex laws and regulations at the federal, state, and local government levels. These rules and regulations have affected, or could in the future affect, our business activities by having an impact on the reimbursement we receive for services provided or the costs of compliance, mandating new documentation standards, requiring licensure or certification of our hospitals, regulating our relationships with physicians and other referral sources, regulating the use of our properties, and limiting our ability to enter new markets or add new beds to existing hospitals. Ensuring continuous compliance with these laws and regulations is an operating requirement for all healthcare providers.

Reimbursement for our inpatient rehabilitation services are discussed above and in Item 1, Business, “Sources of Revenues.”
Our outpatient services are primarily reimbursed under Medicare's physician fee schedule. By statute, the physician fee schedule is subject to annual automatic adjustment by a sustainable growth rate formula that has resulted in reductions in reimbursement rates every year since 2002. However, in each instance, Congress has acted to suspend or postpone the effectiveness of these automatic reimbursement reductions. For example, under the CMS notice of final rulemaking for the physician fee schedule for calendar year 2012, released on November 1, 2011, a statutory reduction of 27.4% would have been implemented. However, Congress passed on December 23, 2011, and President Obama signed into law, an extension of the current Medicare physician fee schedule payment rates from January 1, 2012 through February 29, 2012, and again in February 2012, they acted to extend the current Medicare physician reimbursement rates through December 31, 2012, further postponing the statutory reduction. If Congress does not again extend relief as it has done since 2002 or permanently modify the sustainable growth rate formula by January 1, 2013, payment levels for outpatient services under the physician fee schedule will be reduced at that point by more than 27%. We currently estimate that a 27% reduction, before taking into account our efforts to mitigate these changes, which would likely include closure of additional outpatient satellite clinics, would result in a net decrease in our Net operating revenues of approximately $8 million annually. However, we cannot predict what action, if any, Congress will take on the physician fee schedule and other reimbursement matters affecting our outpatient services or what future rule changes CMS will implement.
We have invested, and will continue to invest, substantial time, effort, and expense in implementing and maintaining internal controls and procedures designed to ensure regulatory compliance, and we are committed to continued adherence to these guidelines. More specifically, because Medicare comprises a significant portion of our Net operating revenues, it is important for us to remain compliant with the laws and regulations governing the Medicare program and related matters including anti-kickback and anti-fraud requirements. If we were unable to remain compliant with these regulations, our financial position, results of operations, and cash flows could be materially, adversely impacted.
See also Item 1, Business, “Sources of Revenue” and “Regulation,” and Item 1A, Risk Factors.
Business Outlook
Healthcare has always been a highly regulated industry, and the inpatient rehabilitation sector is no exception. Successful healthcare providers are those who can provide high-quality, cost-effective care and have the capabilities to adapt to changes in the regulatory environment. Given the range of possible outcomes from the deficit reduction initiatives being discussed in Washington, we believe this is true now more than ever. We also believe HealthSouth has the necessary attributes — scale, infrastructure, management, and balance sheet strength — to adapt and succeed in a highly regulated industry, and we have a proven track record of being able to do so.
While we do not anticipate any significant change to the long-term demand for inpatient rehabilitative care or our ability to provide this care on a high-quality, cost-effective basis, we do expect continued uncertainty surrounding the potential future changes to the Medicare program. Despite this uncertainty, we will maintain our focus on providing high-quality care while seeking incremental efficiencies in our cost structure. We will also begin company-wide implementation of our new electronic clinical information system in 2012. Our growth strategy in 2012 will again focus on organic growth and development activities. We believe continued growth in our Adjusted EBITDA and our strong cash flows from operations will allow us to invest in growth opportunities and continue to improve our existing core business. We will also consider opportunistic repurchases of our common stock, dividends, and, if warranted, further reductions to our long-term debt (subject to changes in our operating environment). Thus far in 2012, we have announced our plans to begin construction on two new 40-bed inpatient rehabilitation hospitals — one in the Littleton, Colorado area of south Denver in the second quarter of 2012 and one in southwest Phoenix, Arizona in the fourth quarter of 2012.
We also will continue to monitor the labor market and will make appropriate adjustments to remain competitive in this challenging environment while investing in our most valuable resource — our employees — and remaining committed to our goal of being a high-quality, cost-effective provider of inpatient rehabilitative services. Unlike certain other post-acute settings, patients treated in inpatient rehabilitation hospitals require and receive significantly more intensive services because of their acute medical conditions. This includes 24-hour per day, seven days per week supervision by registered nurses. As part of our efforts to continue to provide high-quality inpatient rehabilitative services, our hospitals are utilizing more certified rehabilitation registered nurses (“CRRNs”). We encourage our nursing professionals to seek CRRN certifications via salary incentives and tuition reimbursement programs. While these incentive programs increase our costs, we believe the benefits of increasing the number of CRRNs far out-weigh such costs and further differentiate us, in particular our quality of care, from other post-acute providers.
While we acknowledge the aforementioned deficit reduction efforts are creating a great deal of uncertainty, the fundamentals of our business remain strong. As the nation's largest owner and operator of inpatient rehabilitation hospitals, we believe we differentiate ourselves from our competitors based on our broad platform of clinical expertise, the quality of our clinical outcomes, the application of rehabilitative technology, and the sustainability of best practices. We are in a healthcare sector with favorable demographics. Most of the patients we treat are over the age of 65 and have conditions such as strokes, hip fractures, and a variety of debilitating neurological conditions that are generally non-discretionary in nature. As the baby boomers age, this segment of the population will grow. In our markets, we have estimated the demand for inpatient rehabilitative care is growing at an average of 2.6% per year. Not only are we in a growing sector of healthcare, we are the industry leader in that sector. We have invested considerable resources into clinical and management systems and protocols that have allowed us to consistently gain market share, realize better outcomes than our competitors and achieve these results at significantly lower costs.
As previously noted, healthcare has always been a highly regulated industry, and we have cautioned our stockholders that future Medicare payments could be at risk. However, we also have adopted strategies to prepare us to absorb these risks. Further, we believe the regulatory and reimbursement risks discussed above may present us with opportunities to grow by acquiring or consolidating smaller operations in our highly fragmented industry. We have been disciplined in creating a capital structure that is flexible with no significant debt maturities prior to 2016. We have redeemed our most expensive debt and reduced our interest expense. We have not acquired companies outside our core business. Rather, we have invested in our core business and created an infrastructure that enables us to provide high-quality care on a cost-effective basis. Most importantly, our balance sheet is strong. Our leverage ratio is within our target range, we have ample liquidity, we continue to generate strong cash flows from operations, and we have flexibility with how we choose to invest our cash. For these and other reasons, we believe we will be able to adapt to any changes in reimbursement and be in a position to take action should a properly sized and priced acquisition or consolidation opportunity arise.
Results of Operations
During 2011, 2010, and 2009, we derived consolidated Net operating revenues from the following payor sources:

	For the Year Ended December 31,
	2011	2010	2009
Medicare	72.0%	70.5%	67.8%
Medicaid	1.6%	1.8%	2.2%
Workers' compensation	1.6%	1.6%	1.7%
Managed care and other discount plans	19.8%	21.3%	23.0%
Other third-party payors	2.0%	2.3%	2.6%
Patients	1.2%	1.3%	1.3%
Other income	1.8%	1.2%	1.4%
Total	100.0%	100.0%	100.0%
Our payor mix is weighted heavily towards Medicare. Our hospitals receive Medicare reimbursements under IRF-PPS. Under IRF-PPS, our hospitals receive fixed payment amounts per discharge based on certain rehabilitation impairment categories established by HHS. Under IRF-PPS, our hospitals retain the difference, if any, between the fixed payment from Medicare and their operating costs. Thus, our hospitals benefit from being high-quality, low-cost providers. For additional information regarding Medicare reimbursement, see the “Sources of Revenues” section of Item 1, Business.
During 2009, we experienced an increase in managed Medicare and private fee-for-service plans that are included in the "managed care and other discount plans" category in the above table. As part of the Balanced Budget Act of 1997, Congress created a program of private, managed healthcare coverage for Medicare beneficiaries. This program has been referred to as Medicare Part C, or "Medicare Advantage." The program offers beneficiaries a range of Medicare coverage options by providing a choice between the traditional fee-for-service program (Under Medicare Parts A and B) or enrollment in a health maintenance organization ("HMO"), preferred provider organization ("PPO"), point-of-service plan, provider sponsor organization, or an insurance plan operated in conjunction with a medical savings account. Prior to 2010, private fee-for-service plans were not required to build provider networks, did not have the same quality reporting requirements to CMS as other plans, and were reimbursed by Medicare at a higher rate. In 2010, these requirements and reimbursement rates were revised to be similar to other existing payor plans. As these requirements changed, payors began actively marketing and converting their members from private-fee-for-service plans to one of their existing HMO or PPO plans, where provider networks and reporting requirements were already established, or back to traditional Medicare coverage. This shift of payors from private fee-for-service plans back to traditional Medicare can be seen in the above table.

Under IRF-PPS, hospitals are reimbursed on a “per discharge” basis. Thus, the number of patient discharges is a key metric utilized by management to monitor and evaluate our performance. The number of outpatient visits is also tracked in order to measure the volume of outpatient activity each period.
From 2009 through 2011, our consolidated results of operations were as follows:

	For the Year Ended December 31,			Percentage Change
	2011	2010	2009	2011 vs. 2010	2010 vs. 2009
	(In Millions)
Net operating revenues	$2,026.9	$1,877.6	$1,784.9	8.0%	5.2%
Less: Provision for doubtful accounts	(21.0)	(16.4)	(30.7)	28.0%	(46.6)%
Net operating revenues less provision for doubtful accounts	2,005.9	1,861.2	1,754.2	7.8%	6.1%
Operating expenses:
Salaries and benefits	982.0	921.7	887.4	6.5%	3.9%
Other operating expenses	284.0	269.5	246.7	5.4%	9.2%
General and administrative expenses	110.5	106.2	104.5	4.0%	1.6%
Supplies	102.8	99.4	96.8	3.4%	2.7%
Depreciation and amortization	78.8	73.1	67.6	7.8%	8.1%
Occupancy costs	48.4	44.9	44.9	7.8%	—%
Loss on disposal of assets	4.3	1.4	3.4	207.1%	(58.8)%
Government, class action, and related settlements	(12.3)	1.1	36.7	(1,218.2)%	(97.0)%
Professional fees—accounting, tax, and legal	21.0	17.2	8.8	22.1%	95.5%
Total operating expenses	1,619.5	1,534.5	1,496.8	5.5%	2.5%
Loss on early extinguishment of debt	38.8	12.3	12.5	215.4%	(1.6)%
Interest expense and amortization of debt discounts and fees	119.4	125.6	125.7	(4.9)%	(0.1)%
Other income	(2.7)	(4.3)	(3.3)	(37.2)%	30.3%
Loss on interest rate swaps	—	13.3	19.6	(100.0)%	(32.1)%
Equity in net income of nonconsolidated affiliates	(12.0)	(10.1)	(4.6)	18.8%	119.6%
Income from continuing operations before income tax expense (benefit)	242.9	189.9	107.5	27.9%	76.7%
Provision for income tax expense (benefit)	37.1	(740.8)	(2.9)	(105.0)%	25,444.8%
Income from continuing operations	205.8	930.7	110.4	(77.9)%	743.0%
Income from discontinued operations, net of tax	48.8	9.1	18.4	436.3%	(50.5)%
Net income	254.6	939.8	128.8	(72.9)%	629.7%
Less: Net income attributable to noncontrolling interests	(45.9)	(40.8)	(34.0)	12.5%	20.0%
Net income attributable to HealthSouth	$208.7	$899.0	$94.8	(76.8)%	848.3%

Operating Expenses as a % of Net Operating Revenues

	For the Year Ended December 31,
	2011	2010	2009
Provision for doubtful accounts	1.0%	0.9%	1.7%
Operating expenses:
Salaries and benefits	48.4%	49.1%	49.7%
Other operating expenses	14.0%	14.4%	13.8%
General and administrative expenses	5.5%	5.7%	5.9%
Supplies	5.1%	5.3%	5.4%
Depreciation and amortization	3.9%	3.9%	3.8%
Occupancy costs	2.4%	2.4%	2.5%
Loss on disposal of assets	0.2%	0.1%	0.2%
Government, class action, and related settlements	(0.6)%	0.1%	2.1%
Professional fees—accounting, tax, and legal	1.0%	0.9%	0.5%
Total operating expenses	79.9%	81.7%	83.9%
Additional information regarding our operating results for the years ended December 31, 2011, 2010, and 2009 is as follows:

	For the Year Ended December 31,
	2011	2010	2009
	(In Millions)
Net patient revenue - inpatient	$1,866.4	$1,722.7	$1,621.4
Net patient revenue - outpatient & other	160.5	154.9	163.5
Net operating revenues	$2,026.9	$1,877.6	$1,784.9
	(Actual Amounts)
Discharges	118,354	112,514	109,106
Outpatient visits	943,439	1,009,397	1,094,538
Average length of stay (in days)	13.5	13.8	13.9
Occupancy %	67.7%	67.0%	67.7%
# of licensed beds	6,461	6,331	6,138
Full-time equivalents*	15,089	14,705	14,552

*
Excludes 395, 396, and 393 full-time equivalents for the years ended December 31, 2011, 2010, and 2009, respectively, who are considered part of corporate overhead with their salaries and benefits included in General and administrative expenses in our consolidated statements of operations. Full-time equivalents included in the above table represent HealthSouth employees who participate in or support the operations of our hospitals and exclude an estimate of full-time equivalents related to contract labor.

Our occupancy percentage decreased in 2010 due to the addition of newly licensed beds, including 90 beds that came on-line in June 2010 and 75 beds that came on-line during the third quarter of 2010.
In the discussion that follows, we use “same-store” comparisons to explain the changes in certain performance metrics and line items within our financial statements. We calculate same-store comparisons based on hospitals open throughout both the full current period and prior periods presented. These comparisons include the financial results of market consolidation transactions in existing markets, as it is difficult to determine, with precision, the incremental impact of these transactions on our results of operations.

Net Operating Revenues
Our consolidated Net operating revenues consist primarily of revenues derived from patient care services. Net operating revenues also include other revenues generated from management and administrative fees and other non-patient care services. These other revenues approximated 1.8%, 1.2%, and 1.4% of consolidated Net operating revenues for the years ended December 31, 2011, 2010, and 2009, respectively.
Net patient revenue from our hospitals was 8.3% higher for the year ended December 31, 2011 than the year ended December 31, 2010. This increase was attributable to a 5.2% increase in patient discharges and a 3.0% increase in net patient revenue per discharge. Discharge growth included a 3.3% increase in same-store discharges. Net patient revenue per discharge increased primarily due to pricing adjustments from Medicare and managed care payors, a higher percentage of Medicare patients (as shown in the above payor mix table), and a higher percentage of neurological cases which increased the average acuity for the patients we served. As discussed above, on October 1, 2010, we received a 2.5% market basket update that was reduced to 2.25% under the requirements of the 2010 Healthcare Reform Laws.
Net patient revenue from our hospitals was 6.2% higher for the year ended December 31, 2010 than the year ended December 31, 2009. This increase was attributable to a 3.1% increase in patient discharges and higher net patient revenue per discharge. The growth in inpatient discharges primarily resulted from continued market share gains, including new hospitals. Same-store discharges were 1.4% higher in 2010 compared to 2009. Net patient revenue per discharge increased in 2010 compared to 2009 primarily due to positive pricing adjustments from Medicare and managed care payors.
Outpatient and other revenues in 2011 included the receipt of state provider taxes. A number of states in which we operate hospitals assess a provider tax to certain healthcare providers. Those tax revenues at the state level are generally matched by federal funds. In order to induce healthcare providers to serve low income patients, many states redistribute a substantial portion of these funds back to the various providers. These redistributions are based on different metrics than those used to assess the tax, and are thus in different amounts and proportions than the initial tax assessment. As a result, some providers receive a net benefit while others experience a net expense. See the discussion of Other operating expenses below for information on state provider tax expense recorded in 2011.
While state provider taxes are a regular component of our operating results, during 2011, a new provider tax was implemented in Pennsylvania where we operate nine inpatient hospitals. The Pennsylvania provider tax program contributed $10.3 million to outpatient and other revenues during 2011. Excluding the Pennsylvania provider taxes, outpatient and other revenues decreased in 2011 compared to 2010 due to the decrease in outpatient volumes and the closure of outpatient satellite clinics in prior periods. While outpatient volumes declined, the number of home health visits included in these volume metrics increased in 2011. Because home health visits receive a higher reimbursement rate per visit, we experienced an improvement in our net outpatient revenue per visit which offset a portion of the decrease in volume during 2011 compared to 2010.
Decreased outpatient volumes in 2010 compared to 2009 resulted primarily from the closure of outpatient satellite clinics in prior periods. During 2010, outpatient visits cancellations caused by the severe winter storms in some of our northeast and mid-Atlantic markets in the first quarter of 2010 also contributed to the decreased volume.
As of December 31, 2011, 2010, and 2009, we operated 26, 32, and 40 outpatient satellite clinics, respectively.
We received a Medicare market basket update of 2.9% under the 2012 Rule effective October 1, 2011. However, this market basket update was reduced by 1.1% to 1.8% under the requirements of the 2010 Healthcare Reform Laws.
Provision for Doubtful Accounts
As disclosed previously, we have experienced denials of certain diagnosis codes by Medicare contractors based on medical necessity. We dispute, or "appeal," most of these denials, and we collect approximately 58% of all amounts denied. The resolution of these disputes can take in excess of one year, and we cannot provide assurance as to the ongoing and future success of these disputes. As such, we make provisions against these receivables in accordance with our accounting policy that necessarily considers the age and historical collection trends of the receivables in this review process as part of our Provision for doubtful accounts. Therefore, as we experience increases or decreases in these denials, or if our actual collections of these denials differs from our estimated collections, we may experience volatility in our Provision for doubtful accounts. See also, Item 1, Business, "Sources of Revenues—Medicare Reimbursement."

The change in the Provision for doubtful accounts as a percent of Net operating revenues in 2011 was primarily the result of an increase in Medicare claim denials offset by collections in excess of amounts previously reserved for denied claims. In addition, we continued to benefit from the enhancements we implemented in 2010 to our processes around the capture and recovery of Medicare-related bad debts, as discussed below.
In the latter part of 2009, Medicare contractors suspended these denials, which resulted in a decrease in our Provision for doubtful accounts as a percent of Net operating revenues from 2009 to 2010. In addition, we enhanced the processes around the capture and recovery of Medicare-related bad debts, which are recorded via the Provision for doubtful accounts.
Salaries and Benefits
Salaries and benefits are the most significant cost to us and represent an investment in our most important asset: our employees. Salaries and benefits include all amounts paid to full- and part-time employees who directly participate in or support the operations of our hospitals, including all related costs of benefits provided to employees. It also includes amounts paid for contract labor.
We actively manage the productive portion of our Salaries and benefits utilizing certain metrics, including employees per occupied bed, or “EPOB.” This metric is determined by dividing the number of full-time equivalents, including an estimate of full-time equivalents from the utilization of contract labor, by the number of occupied beds during each period. The number of occupied beds is determined by multiplying the number of licensed beds by our occupancy percentage. For the years ended December 31, 2011, 2010, and 2009, our EPOB was 3.47, 3.49, and 3.52, respectively, or a year-over-year improvement of 0.6% and 0.9% in 2011 and 2010, respectively.
Salaries and benefits increased from 2010 to 2011 primarily due to increased patient volumes, including an increase in the number of full-time equivalents as a result of our 2011 and 2010 development activities, an approximate 2% merit increase provided to employees on October 1, 2010, a change in the skills mix of employees at our hospitals, the training and orienting of new employees as a result of our increased volumes, and rising benefits costs. As part of the standardization of our labor practices across all of our hospitals and as part of our efforts to continue to provide high-quality inpatient rehabilitative services, our hospitals are utilizing a higher percentage of registered nurses and certified rehabilitation registered nurses, which increases our average cost per full-time equivalent, and fewer licensed practical nurses.
Salaries and benefits as a percent of Net operating revenues decreased in 2011 compared to 2010 due to the ramping up of new hospitals in 2010 (i.e., costs with no to little revenues at new hospitals) and our increasing revenue base in 2011, as discussed above.
Salaries and benefits increased from 2009 to 2010 as a result of an approximate 2.3% merit increase provided to employees on October 1, 2009, an increase in the number of full-time equivalents as a result of our development activities, and a change in the mix of licensed versus non-licensed employees. The process of standardizing our labor practices across all of our hospitals, which we began in 2009 with the roll-out of a new labor management system, and the implementation of the new coverage requirements that became effective January 1, 2010 have decreased the use of non-licensed employees, which increased our average cost per full-time equivalent.
Salaries and benefits as a percent of Net operating revenues in 2010 continued to be positively impacted by continued improvement in labor productivity, a reduction in self-insured workers’ compensation costs due to revised actuarial estimates, and the Medicare pricing changes that became effective on October 1, 2009. These positive impacts were offset by the decline in outpatient revenues, as discussed above, as well as an increase in the number of full-time equivalents at new or newly acquired hospitals who were ramping up operations during 2010.
We provided an approximate 2% merit increase to our employees effective October 1, 2011.
Other Operating Expenses
Other operating expenses include costs associated with managing and maintaining our hospitals. These expenses include such items as contract services, utilities, non-income related taxes, insurance, professional fees, and repairs and maintenance.
Other operating expenses in 2011 increased over 2010 primarily as a result of increased patient volumes. Other operating expenses in 2011 also included $6.9 million of expenses associated with Pennsylvania provider taxes, as discussed above. Despite the expenses associated with these taxes, Other operating expenses as a percent of Net operating revenues decreased by 40 basis points during 2011 compared to 2010 due primarily to our increasing revenue base.

Other operating expenses in 2010 increased over 2009 due primarily to increased self-insurance costs associated with professional and general liability claims and investments we made in our core business in 2010, including an investment in our case management function that was implemented in our hospitals during 2011. As a result of the jury verdict discussed in Note 22, Contingencies and Other Commitments, “Other Litigation,” to the accompanying consolidated financial statements, we recorded a $4.6 million charge to Other operating expenses during the second quarter of 2010. In addition, we update our actuarial estimates surrounding our self-insurance reserves in June and December of each year. During 2010, we recorded a $7.6 million increase in self-insurance costs associated with professional and general liability risks due to revised actuarial estimates that primarily resulted from an increase in expected losses on a subset of claims in our recent claims history.
For additional information, see Note 10, Self-Insured Risks, to the accompanying consolidated financial statements.
General and Administrative Expenses
General and administrative expenses primarily include administrative expenses such as information technology services, corporate accounting, human resources, internal audit and controls, and legal services that are managed from our corporate headquarters in Birmingham, Alabama. These expenses also include all stock-based compensation expenses.
General and administrative expenses as a percent of Net operating revenues decreased in the years presented primarily as a result of disciplined expense management and our increasing revenue base.
Supplies
Supplies expense includes all costs associated with supplies used while providing patient care. These costs include pharmaceuticals, food, needles, bandages, and other similar items. Supplies expense increased in the years presented as a direct result of our increased volumes in each year. Supplies expense decreased as a percent of Net operating revenues in the years presented due to our increasing revenue base, our supply chain efforts, and our continual focus on monitoring and actively managing pharmaceutical costs.
Depreciation and Amortization
Depreciation and amortization increased in the years presented primarily as a result of increased capital expenditures in each year and acquisitions in 2010. As we continue to grow and expand our inpatient rehabilitation business and begin the company-wide roll-out of our clinical information system, we expect our depreciation and amortization charges to increase going forward.
Occupancy Costs
Occupancy costs include amounts paid for rent associated with leased hospitals and outpatient rehabilitation satellite clinics, including common area maintenance and similar charges. These costs increased from 2010 to 2011 primarily as a result of our development activities in 2010. These costs did not change significantly from 2009 to 2010.
Loss on Disposal of Assets
The Loss on disposal of assets in each year presented primarily resulted from various equipment disposals throughout each period and the write-off of certain assets as we updated, or “refreshed,” some of our hospitals. For the year ended December 31, 2009, it also included losses associated with our write-down of certain assets held for sale to their estimated fair value based on offers we received from third parties to acquire the assets. For additional information, see Note 15, Fair Value Measurements, to the accompanying consolidated financial statements.
Government, Class Action, and Related Settlements
The gain included in Government, class action, and related settlements in 2011 resulted from the recovery of assets from Richard M. Scrushy, our former chairman and chief executive officer, as discussed in Note 22, Contingencies and Other Commitments, "Litigation By and Against Richard M. Scrushy," to the accompanying consolidated financial statements.
During 2010, HealthSouth was relieved of its contractual obligation to continue paying premiums on certain split dollar life insurance policies on the life of Richard M. Scrushy. The split dollar life insurance policies were owned by trusts established by Richard M. Scrushy for the benefit of his children. During 2010, the split dollar policies were terminated and their net cash surrender proceeds in the amount of approximately $2 million was divided among HealthSouth, Richard M. Scrushy’s wife, and the Scrushy children’s trusts. We recorded a $1.1 million charge as part of Government, class action, and related settlements in 2010 associated with this obligation.

The majority of the amounts recorded as Government, class action, and related settlements in 2009 resulted from changes in the fair value of our common stock and the associated common stock warrants underlying our securities litigation settlement. Prior to the issuance of these shares of common stock and common stock warrants on September 30, 2009, at each period end, we adjusted our liability for this settlement based on the value of our common stock and the associated common stock warrants. To the extent the price of our common stock increased, we would increase our liability and record losses. When the price of our common stock decreased, we would reduce our liability and record gains. The final fair value adjustment related to these shares and warrants was made in 2009 when we issued the underlying common stock and common stock warrants. See Note 21, Settlements, to the accompanying consolidated financial statements for additional information.
Government, class action, and related settlements for the year ended December 31, 2009 included a $37.2 million increase in the liability associated with our securities litigation settlement based on the value of our common stock and the associated common stock warrants underlying this settlement. Government, class action, and related settlements for 2009 also included a net gain of $0.5 million associated with certain settlements and other matters discussed in Note 21, Settlements, and Note 22, Contingencies and Other Commitments, to the accompanying consolidated financial statements.
For additional information, see Note 21, Settlements, and Note 22, Contingencies and Other Commitments, to the accompanying consolidated financial statements.
Professional Fees—Accounting, Tax, and Legal
In 2011 and 2010, Professional fees—accounting, tax, and legal related primarily to legal and consulting fees for continued litigation and support matters arising from prior reporting and restatement issues. These fees in 2011 specifically included $5.2 million related to our obligation to pay 35% of any recovery from Richard M. Scrushy to the attorneys for the derivative shareholder plaintiffs, as discussed in Note 22, Contingencies and Other Commitments, "Litigation By and Against Richard M. Scrushy," to the accompanying consolidated financial statements.
As discussed in Note 22, Contingencies and Other Commitments, to the accompanying consolidated financial statements, in June 2009, a court ruled that Richard M. Scrushy committed fraud and breached his fiduciary duties during his time with HealthSouth. Based on this judgment, we have no obligation to indemnify him for any litigation costs. Therefore, we reversed the remainder of our accrual for his legal fees, which resulted in a reduction in Professional fees—accounting, tax, and legal of $6.5 million during the year ended December 31, 2009.
Excluding the reversal of accrued fees discussed above, Professional fees—accounting, tax, and legal for 2009 related primarily to legal and consulting fees for continued litigation and support matters arising from prior reporting and restatement issues and income tax return preparation and consulting fees for various tax projects related to our pursuit of our remaining income tax refund claims.
See Note 21, Settlements, and Note 22, Contingencies and Other Commitments, to the accompanying consolidated financial statements for a description of our continued litigation and support matters arising from our prior reporting and restatement issues.
Loss on Early Extinguishment of Debt
In June and September 2011, we redeemed all of our 10.75% Senior Notes due 2016. During 2010, we completed refinancing transactions in which we issued $275.0 million of 7.25% Senior Notes due 2018, issued $250.0 million of 7.75% Senior Notes due 2022, and replaced our former credit agreement with a new amended and restated credit agreement. During 2009, we completed a refinancing transaction in which we issued $290.0 million of 8.125% Senior Notes due 2020 and used the net proceeds from this transaction, along with cash on hand, to tender for and redeem all Floating Rate Senior Notes due 2014 outstanding at that time. During 2009, we also used the net proceeds from various non-operating sources of cash, as well as available cash, to pay down long-term debt. The amounts included in Loss on early extinguishment of debt in each year are a result of these transactions. See Note 8, Long-term Debt, to the accompanying consolidated financial statements.
Interest Expense and Amortization of Debt Discounts and Fees
The decrease in Interest expense and amortization of debt discounts and fees from 2010 to 2011 was due primarily to a decrease in our average borrowings offset by an increase in our average interest rate. Lower average borrowings resulted from debt reductions throughout 2010 and 2011, including the redemption in 2011 of our 10.75% Senior Notes due 2016. Our average interest rate increased from 7.4% in 2010 to 8.0% in 2011 as a result of our October 2010 refinancing transactions in which we replaced our variable-rate senior secured term loan with higher fixed-rate unsecured notes, as well as the additional offering of senior notes completed in March 2011.

Interest expense and amortization of debt discounts and fees was flat from 2009 to 2010. The increase in our average interest rate from 7.0% in 2009 to 7.4% in 2010 was offset by lower average borrowings year over year.
In 2011, we reduced total debt outstanding by approximately $257 million, including the redemption of our 10.75% Senior Notes due 2016. As a result, interest expense will decrease in 2012. For additional information regarding debt and related interest expense, see Note 8, Long-term Debt, to the accompanying consolidated financial statements and the “Liquidity and Capital Resources” section of this Item.
Other Income
Other income is primarily comprised of interest income and gains and losses on sales of investments. In 2009, Other income also included $1.4 million, respectively, of impairment charges associated with our marketable equity securities and certain other cost method investments. See Note 3, Cash and Marketable Securities, to the accompanying consolidated financial statements.
Loss on Interest Rate Swaps
Our Loss on interest rate swaps represents amounts recorded related to the fair value adjustments and quarterly settlements recorded for our interest rate swaps that were not designated as hedges. As discussed in Note 9, Derivative Instruments, to the accompanying consolidated financial statements, both of our interest rate swaps not designated as hedges expired in March 2011. The last interest rate set date for these swaps was December 10, 2010. At that time, we accrued the final net settlement payments for these swaps. Therefore, we did not record any losses related to these swaps in 2011. The net loss recorded in 2010 and 2009 represented the change in the market’s expectations for interest rates over the remaining term of the swap agreements.
In addition, Loss on interest rate swaps also includes any ineffectiveness associated with our former two forward-starting interest rate swaps that were designated as hedges. In association with the refinancing transactions discussed in Note 8, Long-term Debt, to the accompanying consolidated financial statements and the “Liquidity and Capital Resources” section of this Item, in 2010, we terminated our two forward-starting interest rate swaps. Accordingly, during 2010, we reclassified the existing cumulative loss associated with these two swaps, or $4.6 million, from Accumulated other comprehensive income to earnings in the line titled Loss on interest rate swaps. In addition, we recorded a $2.3 million charge associated with the settlement payment to the counterparties as part of Loss on interest rate swaps during 2010. In October 2010, an unwind fee of $6.9 million was paid to the counterparties under these agreements to effect the termination.
During the years ended December 31, 2011, 2010, and 2009, we made net cash settlement payments of $10.9 million, $44.7 million, and $42.2 million, respectively, to our counterparties.
For additional information regarding these interest rate swaps, see Note 9, Derivative Instruments, to the accompanying consolidated financial statements.
Equity in Net Income of Nonconsolidated Affiliates
As discussed in Note 1, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements, Equity in net income of nonconsolidated affiliates for 2009 included an out-of-period adjustment associated with a facility we account for using the equity method of accounting. This adjustment created a charge of approximately $4.5 million for the year ended December 31, 2009.
Income from Continuing Operations Before Income Tax Expense (Benefit)
The increase in our Income from continuing operations before income tax expense (benefit) ("pre-tax income from continuing operations") from 2010 to 2011 resulted from increased Net operating revenues and disciplined expense management. The increase in pre-tax income from continuing operations from 2009 to 2010 resulted from increased revenues, disciplined expense management, a decrease in Government, class action, and related settlements expense (as discussed above), and a favorable bad debt trend year over year.
In both 2011 and 2010, the decrease in Salaries and benefits as a percent of Net operating revenues resulted in improved flow through to pre-tax income from continuing operations.

Provision for Income Tax Expense (Benefit)
Due to our federal and state net operating loss carryforwards ("NOLs"), we currently estimate our cash income tax expense to be approximately $7 million to $10 million per year due primarily to state income tax expense of subsidiaries which have separate state filing requirements, alternative minimum taxes, and federal income taxes for subsidiaries not included in our federal consolidated income tax return. For 2011, 2010, and 2009, cash income tax expense was $9.1 million, $10.0 million, and $10.5 million, respectively.
Our effective income tax rate for 2011 was 15.3%. Our Provision for Income Tax Expense in 2011 was less than the federal statutory rate of 35.0% primarily due to: (1) an approximate $28 million benefit associated with a current period net reduction in the valuation allowance and (2) an approximate $18 million net benefit associated with settlements with various taxing authorities including the settlement of federal income tax claims with the Internal Revenue Service for tax years 2007 and 2008 offset by (3) approximately $7 million of net income tax expense primarily related to corrections to deferred tax assets associated with our NOLs and corresponding valuation allowance. See Note 1, Summary of Significant Accounting Policies, "Out-of-Period Adjustments."
The Provision for income tax benefit in 2010 primarily resulted from a reduction in the valuation allowance. Based on the weight of available evidence including our generation of pre-tax income from continuing operations on a three-year look back basis, our forecast of taxable income in future periods in each applicable tax jurisdiction, our ability to sustain a core level of earnings, and the availability of prudent tax planning strategies, we determined, in the fourth quarter of 2010, it is more likely than not a substantial portion of our deferred tax assets will be realized on a federal basis and in certain state jurisdictions in the future and decreased our valuation allowance by $825.4 million. This benefit was offset by settlements related to federal IRS examinations, including reductions in unrecognized tax benefits.
The Provision for income tax benefit in 2009 primarily resulted from a reduction in the valuation allowance and refunds of state income taxes, including interest. The decrease in the valuation allowance for 2009 related primarily to a decrease in gross deferred tax assets resulting from the issuance of the common stock and common stock warrants underlying the securities litigation settlement, the write-off of bad debts, and the utilization of NOLs.
In certain state jurisdictions, we do not expect to generate sufficient income to use all of the available operating loss carryforwards prior to their expiration. This determination is based on our evaluation of all available evidence in these jurisdictions including results of operations during the preceding three years, our forecast of future earnings, and prudent tax planning strategies. It is possible we may be required to increase or decrease our valuation allowance at some future time if our forecast of future earnings varies from actual results on a consolidated basis or in the applicable state tax jurisdiction, or if the timing of future tax deductions differs from our expectations.
See also the “Critical Accounting Policies” section of this Item and Note 19, Income Taxes, to the accompanying consolidated financial statements.
Net Income Attributable to Noncontrolling Interests
Net income attributable to noncontrolling interests represents the share of net income or loss allocated to members or partners in our consolidated affiliates. Fluctuations in these amounts are primarily driven by the financial performance of the applicable hospital population each period. These amounts increased in the years presented due primarily to bed additions at partnership hospitals. The increase from 2009 to 2010 also resulted from one hospital that was wholly owned prior to becoming a partnership in the fourth quarter of 2009.
Impact of Inflation
The impact of inflation on the Company will be primarily in the area of labor costs. The healthcare industry is labor intensive. Wages and other expenses increase during periods of inflation and when labor shortages occur in the marketplace. While we believe the current economic climate may help to moderate wage increases in the near term, there can be no guarantee we will not experience increases in the cost of labor, as the need for clinical healthcare professionals is expected to grow. In addition, suppliers pass along rising costs to us in the form of higher prices. While we currently are able to accommodate increased pricing related to supplies, especially pharmaceutical costs, and other operating expenses, we cannot predict our ability to cover future cost increases.
It should be noted that we have little or no ability to pass on these increased costs associated with providing services to Medicare and Medicaid patients due to federal and state laws that establish fixed reimbursement rates.

Relationships and Transactions with Related Parties
Related party transactions are not material to our operations, and therefore, are not presented as a separate discussion within this Item.
Results of Discontinued Operations
As discussed in Note 1, Summary of Significant Accounting Policies, “Reclassifications,” and Note 18, Assets and Liabilities in and Results of Discontinued Operations, to the accompanying consolidated financial statements, we reclassified our consolidated balance sheet as of December 31, 2010 to present the assets and liabilities of all six of our LTCHs in discontinued operations. We also reclassified our consolidated statements of operations and consolidated statements of cash flows for 2010 and 2009 to include these facilities and their results of operations as discontinued operations.
The operating results of discontinued operations are as follows (in millions):

	For the Year Ended December 31,
	2011	2010	2009
HealthSouth Corporation:
Net operating revenues	$73.6	$122.6	$136.0
Less: Provision for doubtful accounts	(1.5)	(2.4)	(2.7)
Net operating revenues less provision for doubtful accounts	72.1	120.2	133.3
Costs and expenses	67.2	108.5	120.9
Impairments	6.8	0.6	4.0
(Loss) income from discontinued operations	(1.9)	11.1	8.4
Loss on disposal of assets of discontinued operations	—	(0.9)	(0.5)
Gain on sale of LTCHs	65.6	—	—
Income tax (expense) benefit	(29.5)	(3.0)	0.3
Income from discontinued operations, net of tax	$34.2	$7.2	$8.2
Other:
Net operating revenues	$22.1	$1.1	$8.0
Less: Provision for doubtful accounts	—	—	(0.3)
Net operating revenues less provision for doubtful accounts	22.1	1.1	7.7
Costs and expenses	(0.9)	(2.1)	12.1
Income (loss) from discontinued operations	23.0	3.2	(4.4)
(Loss) gain on disposal of assets of discontinued operations	—	(0.3)	0.8
Gain on divestitures of divisions	—	—	13.4
Income tax (expense) benefit	(8.4)	(1.0)	0.4
Income from discontinued operations, net of tax	$14.6	$1.9	$10.2
Total:
Net operating revenues	$95.7	$123.7	$144.0
Less: Provision for doubtful accounts	(1.5)	(2.4)	(3.0)
Net operating revenues less provision for doubtful accounts	94.2	121.3	141.0
Costs and expenses	66.3	106.4	133.0
Impairments	6.8	0.6	4.0
Income from discontinued operations	21.1	14.3	4.0
(Loss) gain on disposal of assets of discontinued operations	—	(1.2)	0.3
Gain on sale of LTCHs/divestitures of divisions	65.6	—	13.4
Income tax (expense) benefit	(37.9)	(4.0)	0.7
Income from discontinued operations, net of tax	$48.8	$9.1	$18.4

As discussed in Note 21, Settlements, to the accompanying consolidated financial statements, in April 2011, we entered into a definitive settlement and release agreement with the state of Delaware (the “Delaware Settlement”) relating to a previously disclosed audit of unclaimed property conducted on behalf of Delaware and two other states by Kelmar Associates, LLC. During 2011, we recorded a $24.8 million gain in connection with this settlement as part of our results of discontinued operations.
HealthSouth Corporation
Our results of discontinued operations primarily included the operations of the following hospitals: five of our LTCHs (sold in August 2011); Houston LTCH (closed in August 2011); our hospital in Baton Rouge, Louisiana (sold in January 2010); and Dallas Medical Center (closed in October 2008). The decrease in net operating revenues and costs and expenses in each period presented were due primarily to the performance and eventual sale or closure of these facilities.
During 2011, we recorded impairment charges of $6.8 million as part of our results of discontinued operations. These charges related to the LTCH closed in 2011 and the hospital closed in 2008. We determined the fair value of the impaired long-lived assets at the hospitals based on the assets' estimated fair value using valuation techniques that included third-party appraisals and offers from potential buyers. During 2010, we recorded impairment charges of $0.6 million. This charge related to the Dallas Medical Center. We determined the fair value of the impaired long-lived assets at the hospital primarily based on the assets’ estimated fair value using valuation techniques that included third-party appraisals and an offer from a potential buyer. During 2009, we recorded an impairment charge of $4.0 million. This charge related to our hospital in Baton Rouge, Louisiana that qualified to be reported as discontinued operations during 2009 and was sold in January 2010. We determined the fair value of the impaired long-lived assets at the hospital based on an offer from a third-party to purchase the assets.
As a result of the transaction to sell five of our LTCHs, we recorded a $65.6 million pre-tax gain as part of our results of discontinued operations in 2011.
Income tax expense recorded as part of our results of discontinued operations in 2011 related primarily to the gain from the sale of five of our LTCHs discussed above.
Other
Results of discontinued operations in “other” primarily included the results of operations of our former surgery centers, outpatient and diagnostic divisions.
The change in net operating revenues, costs and expenses, and income tax expense recorded as part of our results of discontinued operations in 2011 related primarily to the Delaware Settlement discussed above.
We closed the transaction to sell our surgery centers division to ASC Acquisition LLC (“ASC”) on June 29, 2007, other than with respect to certain facilities for which approvals for the transfer to ASC had not yet been received as of such date. No portion of the purchase price was withheld at closing pending the transfer of these facilities. Approval for the transfer of the last facility was obtained in the fourth quarter of 2009. As a result of the transfer of this one facility, we recorded a gain on disposal of $13.4 million in 2009.
See also Note 18, Assets and Liabilities in and Results of Discontinued Operations, Note 21, Settlements, and Note 22, Contingencies and Other Commitments, to the accompanying consolidated financial statements.
Liquidity and Capital Resources
Our primary sources of liquidity are cash on hand, cash flows from operations, and borrowings under our revolving credit facility.
The objectives of our capital structure strategy are to ensure we maintain adequate liquidity and flexibility. Maintaining adequate liquidity includes supporting the execution of our operating and strategic plans and allowing us to weather temporary disruptions in the capital markets and general business environment. Maintaining flexibility in our capital structure includes mitigating our refinancing risks, limiting concentrations of debt maturities in any given year, allowing for debt prepayments without onerous penalties, and ensuring our debt agreements are limited in restrictive terms and maintenance covenants.
Consistent with these objectives, and as previously disclosed, during October 2010, we completed a public offering of $275 million in aggregate principal amount of 7.25% senior notes due 2018 and $250 million in aggregate principal amount of 7.75% senior notes due 2022. In March 2011, we completed a public offering of $120 million aggregate principal amount of senior notes, which included an additional $60 million of our 7.25% Senior Notes due 2018 at 103.25% of the principal amount and an additional $60 million of our 7.75% Senior Notes due 2022 at 103.50% of the principal amount. We used approximately $45 million of the net proceeds from the offering of these additional notes to repay a portion of the amounts outstanding under our revolving credit facility. We used the remainder of these proceeds to redeem a portion of our 10.75% Senior Notes due 2016 in June 2011, as discussed below.
In addition, and as previously disclosed, in October 2010, we also replaced our existing credit agreement with a new credit agreement that would mature in 2015 and provided us with a $500 million revolving credit facility, including a $260 million letter of credit subfacility. On May 10, 2011, we improved our overall debt profile by amending our credit agreement (the “2011 Credit Agreement”). In that amendment, we:

•
added a $100 million term loan with an initial interest rate of LIBOR plus 2.5% (see below), maturing in May 2016. The 2011 Credit Agreement continues to permit future increases in revolving borrowing capacity or new term loans, or both, in an aggregate amount not to exceed $200 million. The net proceeds from the term loan were used to redeem a portion of our 10.75% Senior Notes due 2016 in June 2011, as discussed below.

•
reduced by 100 basis points each of the various applicable interest rates for any outstanding balance on the revolving credit facility, depending on the leverage ratio (as defined in the 2011 Credit Agreement) during a given interest rate period.

•	reset the maturity date for the existing revolving credit facility from October 2015 to May 2016.
All other material terms of the existing credit agreement remained the same and are described in more detail in Note 8, Long-term Debt, to the accompanying consolidated financial statements. The 2011 Credit Agreement continues to provide for a senior secured revolving credit facility of up to $500 million, including a $260 million letter of credit subfacility. The new term loan will amortize in quarterly installments of $1.25 million through June 30, 2013, then at $1.875 million through June 30, 2014, and then at $2.5 million through March 31, 2016. Pursuant to the terms of the 2011 Credit Agreement, on August 5, 2011, the spread above the applicable base rate (currently LIBOR) applicable to our revolving credit facility and $100 million term loan decreased from 2.5% to 2.25% as a result of the reduction in the leverage ratio calculated under the terms of the credit agreement and based on our quarterly financial statements filed for the quarterly period ended June 30, 2011.
On June 15, 2011, we completed a call of $335.0 million in principal of our 10.75% Senior Notes due 2016. The notes were called at a price of 105.375%, which resulted in a total cash outlay of approximately $353 million to retire the $335.0 million in principal. This optional redemption was funded with a $150 million draw on our revolving credit facility and approximately $203 million of cash on hand, which included $100 million of proceeds from the term loan entered into in May 2011 and approximately $77 million remaining from the add-on issuance of 7.25% Senior Notes due 2018 and 7.75% Senior Notes due 2022 completed in March 2011.
On September 1, 2011, we completed the redemption of the remaining $165.6 million in principal of our 10.75% Senior Notes due 2016. The notes were called at a price of 105.375%, which resulted in a total cash outlay of approximately $175 million to retire the $165.6 million in principal. This optional redemption was funded with approximately $125 million of cash on hand, which included approximately $108 million of the proceeds from the sale of five of our LTCHs in August 2011, and a $50 million draw on our revolving credit facility.
As a result of the above redemptions of our 10.75% Senior Notes due 2016, we recorded a $38.8 million Loss on early extinguishment of debt during 2011.
As a result of all of the above transactions, we have improved the maturity profile and flexibility of our debt capital and significantly reduced near-term refinancing risk. In addition, interest expense declined in the second half of 2011 and is expected to decline further in 2012.
In addition to the above, in March 2011, we made the final cash settlement payments related to our two interest rate swaps that were not designated as hedging instruments.
Current Liquidity
As of December 31, 2011, we had $30.1 million in Cash and cash equivalents. This amount excludes $35.3 million in Restricted cash and $45.2 million of restricted marketable securities ($30.2 million of restricted marketable securities are included in Other long-term assets in our consolidated balance sheet). Our restricted assets pertain primarily to obligations associated with our captive insurance company, as well as obligations we have under agreements with external partners. See Note 3, Cash and Marketable Securities, to the accompanying consolidated financial statements.

In addition to Cash and cash equivalents, as of December 31, 2011, we had approximately $345 million available to us under our revolving credit facility. Our credit agreement governs the majority of our senior secured borrowing capacity and contains a leverage ratio and an interest coverage ratio as financial covenants. Our leverage ratio is defined in our credit agreement as the ratio of consolidated total debt (less up to $75 million of cash on hand) to Adjusted EBITDA for the trailing four quarters. Our interest coverage ratio is defined in our credit agreement as the ratio of Adjusted EBITDA to consolidated interest expense, excluding the amortization of financing fees, for the trailing four quarters. As of December 31, 2011, the maximum leverage ratio requirement per our credit agreement was 4.75x and the minimum interest coverage ratio requirement was 2.5x, and we were in compliance with these covenants.
As discussed above in the “Executive Overview” section of this Item, and despite the regulatory uncertainty currently facing healthcare providers, we anticipate we will continue to generate strong cash flows from operations that, together with availability under our revolving credit facility, will allow us to invest in growth opportunities and continue to improve our existing core business. We will also consider opportunistic repurchases of our common stock and dividends.
As of December 31, 2011, we have scheduled principal payments of $18.9 million and $18.1 million in 2012 and 2013, respectively, related to long-term debt obligations (see Note 8, Long-term Debt, to the accompanying consolidated financial statements). We do not face near-term refinancing risk, as the majority of amounts outstanding under our credit agreement do not mature until 2016, and the majority of our bonds are not due until 2018 and beyond.
See Item 1A, Risk Factors, of this report and Note 1, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements for a discussion of risks and uncertainties facing us.
Sources and Uses of Cash
As noted above, our primary sources of liquidity are cash on hand, cash flows from operations, and borrowings under our revolving credit facility. The following table shows the cash flows provided by or used in operating, investing, and financing activities for the years ended December 31, 2011, 2010, and 2009 (in millions):

	For the Year Ended December 31,
	2011	2010	2009
Net cash provided by operating activities	$342.7	$331.0	$406.1
Net cash used in investing activities	(24.6)	(125.9)	(133.0)
Net cash used in financing activities	(336.4)	(237.7)	(224.3)
(Decrease) increase in cash and cash equivalents	$(18.3)	$(32.6)	$48.8
2011 Compared to 2010
Operating activities. The increase in Net cash provided by operating activities from 2010 to 2011 primarily resulted from the increase in our Net operating revenues and effective expense management. Net cash provided by operating activities for 2011 included $26.9 million related to the premium paid in conjunction with the redemption of our 10.75% Senior Notes in June and September 2011 and a $16.2 million decrease in the liability associated with Refunds due patients and other third-party payors. The decrease in this liability primarily related to a settlement discussed in Note 21, Settlements, to the accompanying consolidated financial statements. Net cash provided by operating activities for 2011 and 2010 included $7.9 million and $13.5 million, respectively, of state income tax refunds associated with prior periods.
Investing activities. Net cash used in investing activities during 2011 included $107.9 million of proceeds from the sale of five of our LTCHs in August 2011, as discussed above and in Note 18, Assets and Liabilities in and Results of Discontinued Operations, to the accompanying consolidated financial statements. Excluding these proceeds, the net increase in Net cash used in investing activities year over year would have resulted from increased purchases of property and equipment in 2011 offset by the acquisition of two inpatient rehabilitation hospitals and net settlements on interest rate swaps during 2010. Purchases of property and equipment increased in 2011 primarily due to our purchase of leased properties associated with two of our inpatient rehabilitation hospitals.
Financing activities. The increase in Net cash used in financing activities during 2011 compared to 2010 resulted from the debt-related transactions discussed above and in Note 8, Long-term Debt, to the accompanying consolidated financial statements. Net debt payments, including debt issue costs, were approximately $271 million during 2011 compared to approximately $183 million of net debt payments during 2010.

2010 Compared to 2009
Operating activities. Net cash provided by operating activities for the year ended December 31, 2009 included $73.8 million in net cash proceeds related to the UBS Settlement and the receipt of $63.7 million in income tax refunds associated with prior periods. Net cash provided by operating activities for the year ended December 31, 2010 included $13.5 million in income tax refunds associated with prior periods. See Note 21, Settlements, and Note 19, Income Taxes, to the accompanying consolidated financial statements. Excluding these amounts, the increase in Net cash provided by operating activities from 2009 to 2010 resulted from the increase in our Net operating revenues, effective expense management, and the timing of interest and payroll-related payments.
Investing activities. Net cash used in investing activities decreased from 2009 to 2010. During 2010, a reduction in restricted cash and the receipt of proceeds from the sale of our hospital in Baton Rouge, Louisiana were offset by the use of $34.1 million related to business acquisitions and net purchases of restricted investments. During 2010, we negotiated with certain of our external partners to release restrictions placed on the joint ventures' cash which allowed us to manage and control the use of the joint ventures' cash.
Financing activities. Net cash used in financing activities increased from 2009 to 2010 as a result of net debt repayments and debt amendment and issuance costs primarily associated with the 2010 refinancing transactions, as discussed above.
Funding Commitments
We have scheduled principal payments of $18.9 million and $18.1 million in 2012 and 2013, respectively, related to long-term debt obligations. For additional information about our long-term debt obligations, see Note 8, Long-term Debt, to the accompanying consolidated financial statements.
Our capital expenditures include costs associated with our hospital refresh program, capacity expansions, de novo projects, technology initiatives, and building and equipment upgrades and purchases. During the year ended December 31, 2011, we made capital expenditures of $109.1 million for property and equipment and capitalized software. In addition, we used $4.9 million for our acquisition activities, as discussed above. During 2012, we expect to spend approximately $145 million to $180 million, exclusive of acquisitions, for capital expenditures. Actual amounts spent will be dependent upon the timing of construction projects. Approximately $70 million to $95 million of this budgeted amount is considered discretionary.
As discussed earlier in this report, we believe continued growth in our Adjusted EBITDA and our strong cash flows from operations will allow us to invest in growth opportunities and continue to invest in our core business. We will also consider opportunistic repurchases of our common stock, dividends, and, if warranted, further reductions to our long-term debt (subject to changes in our operating environment). For a discussion of risk factors related to our business and our industry, see Item 1A, Risk Factors, and Note 1, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements.
Adjusted EBITDA
Management believes Adjusted EBITDA as defined in our credit agreement is a measure of our ability to service our debt and our ability to make capital expenditures.
We use Adjusted EBITDA on a consolidated basis as a liquidity measure. We believe this financial measure on a consolidated basis is important in analyzing our liquidity because it is the key component of certain material covenants contained within our credit agreement, which is discussed in more detail in Note 8, Long-term Debt, to the accompanying consolidated financial statements. These covenants are material terms of the credit agreement. Non-compliance with these financial covenants under our credit agreement—our interest coverage ratio and our leverage ratio—could result in our lenders requiring us to immediately repay all amounts borrowed. If we anticipated a potential covenant violation, we would seek relief from our lenders, which would have some cost to us, and such relief might not be on terms favorable to those in our existing credit agreement. In addition, if we cannot satisfy these financial covenants, we would be prohibited under our credit agreement from engaging in certain activities, such as incurring additional indebtedness, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to our assessment of our liquidity.
In general terms, the credit agreement definition of Adjusted EBITDA, referred to as "Adjusted Consolidated EBITDA" there, allows us to add back to consolidated Net income interest expense, income taxes, and depreciation and amortization and then add back to or subtract from consolidated Net income unusual non-cash or non-recurring items. These items have included, but may not be limited to, (1) amounts associated with government, class action, and related settlements,

(2) amounts related to discontinued operations and closed locations, (3) charges in respect of professional fees for reconstruction and restatement of financial statements, including fees paid to outside professional firms for matters related to internal controls and legal fees for continued litigation defense and support matters discussed in Note 21, Settlements, and Note 22, Contingencies and Other Commitments, to the accompanying consolidated financial statements, (4) stock-based compensation expense, (5) net investment and other income (including interest income), and (6) fees associated with our divestiture activities. We reconcile Adjusted EBITDA to Net income and to Net cash provided by operating activities.
In accordance with the credit agreement, we have been allowed to add certain other items to the calculation of Adjusted EBITDA, and there may also be certain other deductions required. This includes Net income attributable to noncontrolling interests and interest income associated with income tax recoveries, as discussed in Note 19, Income Taxes, to the accompanying consolidated financial statements. In addition, we have been allowed to add non-recurring cash gains, such as the cash proceeds from the UBS Settlement (see Note 21, Settlements, to the accompanying consolidated financial statements) to the calculation of Adjusted EBITDA. As these adjustments may not be indicative of our ongoing performance, they have been excluded from Adjusted EBITDA presented herein.
However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for Net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in Note 1, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements.
Our Adjusted EBITDA for the years ended December 31, 2011, 2010, and 2009 was as follows (in millions):
Reconciliation of Net Income to Adjusted EBITDA

	For the Year Ended December 31,
	2011	2010	2009
Net income	$254.6	$939.8	$128.8
Income from discontinued operations, net of tax, attributable to HealthSouth	(49.9)	(9.2)	(17.7)
Provision for income tax expense (benefit)	37.1	(740.8)	(2.9)
Loss on interest rate swaps	—	13.3	19.6
Interest expense and amortization of debt discounts and fees	119.4	125.6	125.7
Loss on early extinguishment of debt	38.8	12.3	12.5
Professional fees—accounting, tax, and legal	21.0	17.2	8.8
Government, class action, and related settlements	(12.3)	1.1	36.7
Net noncash loss on disposal of assets	4.3	1.4	3.4
Depreciation and amortization	78.8	73.1	67.6
Stock-based compensation expense	20.3	16.4	13.4
Net income attributable to noncontrolling interests	(45.9)	(40.8)	(34.0)
Other	—	0.2	1.8
Adjusted EBITDA	$466.2	$409.6	$363.7

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	For the Year Ended December 31,
	2011	2010	2009
Net cash provided by operating activities	$342.7	$331.0	$406.1
Provision for doubtful accounts	(21.0)	(16.4)	(30.7)
Professional fees—accounting, tax, and legal	21.0	17.2	8.8
Interest expense and amortization of debt discounts and fees	119.4	125.6	125.7
UBS Settlement proceeds, gross	—	—	(100.0)
Equity in net income of nonconsolidated affiliates	12.0	10.1	4.6
Net income attributable to noncontrolling interests in continuing operations	(47.0)	(40.9)	(33.3)
Amortization of debt discounts and fees	(4.2)	(6.3)	(6.6)
Distributions from nonconsolidated affiliates	(13.0)	(8.1)	(8.6)
Current portion of income tax expense (benefit)	0.6	2.9	(7.0)
Change in assets and liabilities	49.9	2.8	(2.1)
Change in government, class action, and related settlements liability	(8.5)	2.9	11.2
Premium received on bond issuance	(4.1)	—	—
Premium paid on bond redemption	26.9	—	—
Operating cash provided by discontinued operations	(9.1)	(13.2)	(5.7)
Other	0.6	2.0	1.3
Adjusted EBITDA	$466.2	$409.6	$363.7
The increase in Adjusted EBITDA for each year presented was due primarily to the increase in Net operating revenues discussed above, as well as effective expense management.
Off-Balance Sheet Arrangements
In accordance with the definition under SEC rules, the following qualify as off-balance sheet arrangements:

•	any obligation under certain guarantees or contracts;

•
a retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity, or market risk support to that entity for such assets;

•	any obligation under certain derivative instruments; and

•
any obligation under a material variable interest held by the registrant in an unconsolidated entity that provides financing, liquidity, market risk, or credit risk support to the registrant, or engages in leasing, hedging, or research and development services with the registrant.

The following discussion addresses each of the above items for the Company.
We are secondarily liable for certain lease obligations associated with sold facilities, including the sale of our surgery centers, outpatient, and diagnostic divisions during 2007, and one joint venture entity which we account for using the equity method of accounting. As of December 31, 2011, we were secondarily liable for 23 such guarantees. The remaining terms of these guarantees range from one month to 90 months. If we were required to perform under all such guarantees, the maximum amount we would be required to pay approximated $23.9 million.
We have not recorded a liability for these guarantees, as we do not believe it is probable we will have to perform under these agreements. If we are required to perform under these guarantees, we could potentially have recourse against the purchaser or lessee for recovery of any amounts paid. In addition, the purchasers of our surgery centers, outpatient, and diagnostic divisions have agreed to seek releases from the lessors and vendors in favor of HealthSouth with respect to the guarantee obligations associated with these divestitures. To the extent the purchasers of these divisions are unable to obtain releases for HealthSouth, the purchasers remain obligated under the terms of the applicable purchase agreements to indemnify HealthSouth for damages incurred under the guarantee obligations, if any. For additional information regarding these guarantees, see Note 13, Guarantees, to the accompanying consolidated financial statements.
Also, as discussed in Note 21, Settlements, to the accompanying consolidated financial statements, our securities litigation settlement agreement requires us to indemnify the settling insurance carriers, to the extent permitted by law, for any amounts they are legally obligated to pay to any non-settling defendants. As of December 31, 2011, we have not recorded a liability regarding these indemnifications, as we do not believe it is probable we will have to perform under the indemnification portion of these settlement agreements, and any amount we would be required to pay is not estimable at this time.
As of December 31, 2011, we do not have any retained or contingent interest in assets as defined above.
As of December 31, 2011, we do not hold any derivative financial instruments. See Note 9, Derivative Instruments, to the accompanying consolidated financial statements.
As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (“SPEs”), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2011, we are not involved in any unconsolidated SPE transactions.
Contractual Obligations
Our consolidated contractual obligations as of December 31, 2011 are as follows (in millions):

	Total	2012	2013-2014	2015-2016	2017 and thereafter
Long-term debt obligations:
Long-term debt, excluding revolving credit facility and capital lease obligations (a)	$1,068.8	$7.8	$17.9	$80.4	$962.7
Revolving credit facility	110.0	—	—	110.0	—
Interest on long-term debt (b)	669.6	80.7	160.4	156.0	272.5
Capital lease obligations (c)	118.9	16.2	25.5	17.5	59.7
Operating lease obligations (d)(e)	269.4	41.1	70.9	50.7	106.7
Purchase obligations (e)(f)	150.5	23.2	41.7	42.6	43.0
Other long-term liabilities (g)	3.4	0.2	0.4	0.4	2.4
Total	$2,390.6	$169.2	$316.8	$457.6	$1,447.0

(a)
Included in long-term debt are amounts owed on our bonds payable and other notes payable. These borrowings are further explained in Note 8, Long-term Debt, to the accompanying consolidated financial statements.

(b)
Interest on our fixed rate debt is presented using the stated interest rate. Interest expense on our variable rate debt is estimated using the rate in effect as of December 31, 2011. Interest related to capital lease obligations is excluded from this line. Future minimum payments, which are accounted for as interest, related to sale/leaseback transactions involving real estate accounted for as financings are included in this line (see Note 5, Property and Equipment, and Note 8, Long-term Debt to the accompanying consolidated financial statements). Amounts exclude amortization of debt discounts, amortization of loan fees, or fees for lines of credit that would be included in interest expense in our consolidated statements of operations.

(c)	Amounts include interest portion of future minimum capital lease payments.

(d)
We lease many of our hospitals as well as other property and equipment under operating leases in the normal course of business. Some of our hospital leases require percentage rentals on patient revenues above specified minimums and contain escalation clauses. The minimum lease payments do not include contingent rental expense. Some lease agreements provide us with the option to renew the lease or purchase the leased property. Our future operating lease obligations would change if we exercised these renewal options and if we entered into additional operating lease agreements. For more information, see Note 5, Property and Equipment, to the accompanying consolidated financial statements.

(e)	Future operating lease obligations and purchase obligations are not recognized in our consolidated balance sheet.

(f)
Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on HealthSouth and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty. Our purchase obligations primarily relate to software licensing and support. As discussed in the "Executive Overview" section of this Item, we have entered into an agreement with Cerner to begin a company-wide implementation of an electronic clinical information system beginning in 2012.

(g)
Because their future cash outflows are uncertain, the following noncurrent liabilities are excluded from the table above: medical malpractice and workers’ compensation risks, deferred income taxes, and our estimated liability for unsettled litigation. For more information, see Note 10, Self-Insured Risks, Note 19, Income Taxes, and Note 22, Contingencies and Other Commitments, to the accompanying consolidated financial statements. Also, at December 31, 2011, we had $6.0 million of total gross unrecognized tax benefits. In addition, we had an accrual for related interest income of $0.1 million as of December 31, 2011. It is reasonably possible a decrease in our unrecognized tax benefits of approximately $0.4 million will occur within the next 12 months due to the closing of the applicable statutes of limitations. We continue to actively pursue the maximization of our remaining income tax refund claims and other tax benefits.

Critical Accounting Policies
Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements which have been prepared in accordance with GAAP. In connection with the preparation of our consolidated financial statements, we are required to make assumptions and estimates about future events, and apply judgment that affects the reported amounts of assets, liabilities, revenue, expenses, and the related disclosures. We base our assumptions, estimates, and judgments on historical experience, current trends, and other factors we believe to be relevant at the time we prepared our consolidated financial statements. On a regular basis, we review the accounting policies, assumptions, estimates, and judgments to ensure our consolidated financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.
Our significant accounting policies are discussed in Note 1, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements. We believe the following accounting policies are the most critical to aid in fully understanding and evaluating our reported financial results, as they require management’s most difficult, subjective, or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. We have reviewed these critical accounting policies and related disclosures with the audit committee of our board of directors.
Revenue Recognition
We recognize net patient service revenues in the reporting period in which we perform the service based on our current billing rates (i.e., gross charges), less actual adjustments and estimated discounts for contractual allowances (principally for patients covered by Medicare, Medicaid, and managed care and other health plans). We record gross service charges in our accounting records on an accrual basis using our established rates for the type of service provided to the patient. We recognize an estimated contractual allowance to reduce gross patient charges to the amount we estimate we will actually realize for the service rendered based upon previously agreed to rates with a payor. Our patient accounting system calculates contractual allowances on a patient-by-patient basis based on the rates in effect for each primary third-party payor. Other factors that are considered and could further influence the level of our reserves include the patient’s total length of stay for in-house patients, each patient’s discharge destination, the proportion of patients with secondary insurance coverage and the level of reimbursement under that secondary coverage, and the amount of charges that will be disallowed by payors. Such additional factors are assumed to remain consistent with the experience for patients discharged in similar time periods for the same payor classes, and additional reserves are provided to account for these factors, accordingly. Payors include federal and state agencies, including Medicare and Medicaid, managed care health plans, commercial insurance companies, employers, and patients.
Management continually reviews the contractual estimation process to consider and incorporate updates to laws and regulations and the frequent changes in managed care contractual terms that result from contract renegotiations and renewals. In addition, laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material.
Due to complexities involved in determining amounts ultimately due under reimbursement arrangements with third-party payors, which are often subject to interpretation, we may receive reimbursement for healthcare services authorized and provided that is different from our estimates, and such differences could be material. However, we continually review the amounts actually collected in subsequent periods in order to determine the amounts by which our estimates differed. Historically, such differences have not been material from either a quantitative or qualitative perspective.
Allowance for Doubtful Accounts
We provide for accounts receivable that could become uncollectible by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value.
The collection of outstanding receivables from Medicare, managed care payors, other third-party payors, and patients is our primary source of cash and is critical to our operating performance. The primary collection risks relate to patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (deductibles and co-payments) remain outstanding.
We estimate our allowance for doubtful accounts based on the aging of our accounts receivable, our historical collection experience for each type of payor, and other relevant factors so that the remaining receivables, net of allowances, are reflected at their estimated net realizable values. Accounts requiring collection efforts are reviewed via system-generated work queues that automatically stage (based on age and size of outstanding balance) accounts requiring collection efforts for patient account representatives. Collection efforts include contacting the applicable party (both in writing and by telephone), providing information (both financial and clinical) to allow for payment or to overturn payor decisions to deny payment, and arranging payment plans with self-pay patients, among other techniques. When we determine all in-house efforts have been exhausted or it is a more prudent use of resources, accounts may be turned over to a collection agency. Accounts are written off after all collection efforts (internal and external) have been exhausted.
We have experienced denials of certain diagnosis codes by Medicare contractors based on medical necessity. We dispute, or "appeal," most of these denials, and we collect approximately 58% of all amounts denied. The resolution of these disputes can take in excess of one year, and we cannot provide assurance as to our ongoing and future success of these disputes. As such, we make provisions against these receivables in accordance with our accounting policy that necessarily considers the age and historical collection trends of the receivables in this review process as part of our Provision for doubtful accounts. Because we do not write-off receivables until all collection efforts have been exhausted, we do not write-off receivables related to denied claims while they are in this review process. When the amount collected related to denied claims differs from the net amount previously recorded, these collection differences are recorded in the Provision for doubtful accounts. As a result, the timing of these denials by Medicare contractors and their subsequent collection can create volatility in our Provision for doubtful accounts.
As of December 31, 2011 and 2010, $12.3 million and $3.8 million, or 5.3% and 1.7%, respectively, of our patient accounts receivable represented denials by Medicare contractors that were in this review process. During the years ended December 31, 2011, 2010, and 2009, we wrote off $0.5 million, $5.8 million, and $5.1 million, respectively, of previously denied claims while we collected $1.9 million, $6.7 million, and $8.7 million, respectively, of previously denied claims.
If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material. However, we continually review the amounts actually collected in subsequent periods in order to determine the amounts by which our estimates differed. Historically, such differences have not been material from either a quantitative or qualitative perspective. Changes in general economic conditions, business office operations, payor mix, or trends in federal or state governmental and private employer healthcare coverage could affect our collection of accounts receivable, financial position, results of operations, and cash flows.

The table below shows a summary aging of our net accounts receivable balance as of December 31, 2011 and 2010. Information on the concentration of total patient accounts receivable by payor class can be found in Note 1, Summary of Significant Accounting Policies, “Accounts Receivable,” to the accompanying consolidated financial statements.

	As of December 31,
	2011	2010
	(In Millions)
0 - 30 Days	$162.9	$149.0
31 - 60 Days	18.3	18.7
61 - 90 Days	9.2	10.2
91 - 120 Days	5.6	5.9
120 + Days	15.1	13.2
Patients accounts receivable, net	211.1	197.0
Non-patient accounts receivable	11.7	9.7
Accounts receivable, net	$222.8	$206.7
Self-Insured Risks
We are self-insured for certain losses related to professional liability, general liability, and workers’ compensation risks. Although we obtain third-party insurance coverage to limit our exposure to these claims, a substantial portion of our professional and general liability and workers’ compensation risks are insured through a wholly owned insurance subsidiary. Obligations covered by reinsurance contracts remain on the balance sheet as the subsidiary, or its parent, as appropriate, remains liable to the extent reinsurers do not meet their obligations. Our reserves and provisions for professional and general liability and workers’ compensation risks are based upon actuarially determined estimates calculated by third-party actuaries. The actuaries consider a number of factors, including historical claims experience, exposure data, loss development, and geography.
Periodically, management reviews its assumptions and the valuations provided by third-party actuaries to determine the adequacy of our self-insured liabilities. Changes to the estimated reserve amounts are included in current operating results. All reserves are undiscounted.
Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of the balance sheet date. The reserves for professional and general liability and workers’ compensation risks cover approximately 800 individual claims as of December 31, 2011 and estimates for unreported claims.
The time period required to resolve these claims can vary depending upon the jurisdiction and whether the claim is settled or litigated. The estimation of the timing of payments beyond a year can vary significantly.
Due to the considerable variability that is inherent in such estimates, there can be no assurance the ultimate liability will not exceed management’s estimates. If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material.
Long-lived Assets
Long-lived assets, such as property and equipment, are reviewed for impairment when events or changes in circumstances indicate the carrying value of the assets contained in our financial statements may not be recoverable. When evaluating long-lived assets for potential impairment, we first compare the carrying value of the asset to the asset’s estimated undiscounted future cash flows. If the estimated future cash flows are less than the carrying value of the asset, we calculate an impairment loss. The impairment loss calculation compares the carrying value of the asset to the asset’s estimated fair value, which may be based on estimated discounted future cash flows, unless there is an offer to purchase such assets, which would be the basis for determining fair value. We recognize an impairment loss if the amount of the asset’s carrying value exceeds the asset’s estimated fair value. If we recognize an impairment loss, the adjusted carrying amount of the asset will be its new cost basis. For a depreciable long-lived asset, the new cost basis will be depreciated over the remaining useful life of the asset. Restoration of a previously recognized impairment loss is prohibited.

Our impairment loss calculations require management to apply judgment in estimating future cash flows and asset fair values, including forecasting useful lives of the assets and selecting the discount rate that represents the risk inherent in future cash flows. Using the impairment review methodology described herein, we recorded long-lived asset impairment charges of $6.8 million in discontinued operations during the year ended December 31, 2011. If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to additional impairment losses that could be material to our results of operations.
Goodwill and Other Intangible Assets
Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies. We are required to test our goodwill for impairment at least annually, absent some triggering event that would accelerate an impairment assessment. On an ongoing basis, absent any impairment indicators, we perform our goodwill impairment testing as of October 1st of each year. We test goodwill for impairment at the reporting unit level and are required to make certain subjective and complex judgments on a number of matters, including assumptions and estimates used to determine the fair value of our single reporting unit.
In September 2011, the FASB amended its guidance on goodwill impairment testing to simplify the process for entities. The amended guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. We early adopted this guidance in the fourth quarter of 2011. See Note 1, Summary of Significant Accounting Policies, “Recent Accounting Pronouncements.”
We assess qualitative factors in our single reporting unit to determine whether it is necessary to perform the first step of the two-step quantitative goodwill impairment test. The quantitative impairment test is required only if we conclude it is more likely than not our reporting unit's fair value is less than its carrying amount. The following events and circumstances are certain of the qualitative factors we consider in evaluating whether it is more likely than not the fair value of our reporting unit is less than its carrying amount:

•	Macroeconomic conditions, such as deterioration in general economic conditions, limitations on accessing capital, or other developments in equity and credit markets.

•	Industry and market considerations and changes in healthcare regulations (including reimbursement and compliance requirements under the Medicare and Medicaid programs).

•	Cost factors, such as an increase in labor, supply, or other costs.

•	Overall financial performance, such as negative or declining cash flows or a decline in actual or forecasted revenue or earnings.

•	Other relevant Company-specific events, such as material changes in management or key personnel or outstanding litigation.

•	Material events, such as a change in the composition or carrying amount of our reporting unit's net assets, including acquisitions and dispositions.

•	Consideration of the relationship of our market capitalization to our book value, as well as a sustained decrease in our share price.
If, based on this qualitative assessment, we were to believe we must proceed to Step 1, we would determine the fair value of our reporting unit using generally accepted valuation techniques including the income approach and the market approach. The income approach includes the use of our reporting unit's projected operating results and cash flows that are discounted using a weighted-average cost of capital that reflects market participant assumptions. The projected operating results use management's best estimates of economic and market conditions over the forecasted period including assumptions for pricing and volume, operating expenses, and capital expenditures. Other significant estimates and assumptions include cost-saving synergies and tax benefits that would accrue to a market participant under a fair value methodology. We would validate our estimates under the income approach by reconciling the estimated fair value of our reporting unit determined under the income approach to our market capitalization and estimated fair value determined under the market approach. The market approach estimates fair value through the use of observable inputs, including the Company's stock price. Values from the income approach and market approach would then be evaluated and weighted to arrive at the estimated aggregate fair value of the reporting unit.

In the fourth quarter of 2011, we assessed the qualitative factors described above for our reporting unit and concluded it is more likely than not the fair value of our reporting unit is greater than its carrying amount. As a result of this assessment of qualitative factors, we determined it was not necessary to perform the two-step goodwill impairment test on our reporting unit.
If actual results are not consistent with our assumptions and estimates, we may be exposed to goodwill impairment charges. However, at this time, we continue to believe our reporting unit is not at risk for any impairment charges.
Our other intangible assets consist of acquired certificates of need, licenses, noncompete agreements, tradenames, internal-use software, and market access assets. We amortize these assets over their respective estimated useful lives, which typically range from 3 to 30 years. All of our other intangible assets are amortized using the straight-line basis, except for our market access assets, which are amortized using an accelerated basis (see below). As of December 31, 2011 we do not have any intangible assets with indefinite useful lives.
We continue to review the carrying values of amortizable intangible assets whenever facts and circumstances change in a manner that indicates their carrying values may not be recoverable. The fair value of our other intangible assets is determined using discounted cash flows and significant unobservable inputs.
Our market access assets are valued using discounted cash flows under the income approach. The value of the market access assets is attributable to our ability to gain access to and penetrate the former facility's historical market patient base. To determine this value, we first develop a debt-free net cash flow forecast under various patient volume scenarios. The debt-free net cash flow is then discounted back to present value using a discount factor, which includes an adjustment for company-specific risk. We amortize these assets over 20 years using an accelerated basis that reflects the pattern in which we believe the economic benefits of the market access assets will be consumed.
Share-Based Payments
All share-based payments are required to be recognized in the financial statements based on their grant-date fair value. For our stock options, the fair value is estimated at the date of grant using a Black-Scholes option pricing model with weighted-average assumptions for the activity under our stock plans. For our restricted stock awards that contain a service condition and/or a performance condition, fair value is based on our closing stock price on the grant date. We use a Monte Carlo approach to the binomial model to measure fair value for restricted stock that vests upon the achievement of a service condition and a market condition. Inputs into the model include the historical price volatility of our common stock, the historical volatility of the common stock of the companies in the defined peer group, and the risk free interest rate. Utilizing these inputs and potential future changes in stock prices, multiple trials are run to determine the fair value.
Option pricing model assumptions such as expected term, expected volatility, risk-free interest rate, and expected dividends impact the fair value estimate. Further, the forfeiture rate impacts the amount of aggregate compensation expense recorded in each year. These assumptions are subjective and generally require significant analysis and judgment to develop. When estimating fair value, some of the assumptions will be based on or determined from external data and other assumptions may be derived from our historical experience with share-based payment arrangements. The appropriate weight to place on historical experience is a matter of judgment based on relevant facts and circumstances.
We estimate our expected term through an analysis of actual, historical post-vesting exercise, cancellation, and expiration behavior by our employees and projected post-vesting activity of outstanding options. We currently calculate volatility based on the historical volatility of our common stock over the period commensurate with the expected life of the options. The risk-free interest rate is the implied daily yield currently available on U.S. Treasury issues with a remaining term closely approximating the expected term used as the input to the Black-Scholes option pricing model. We have never paid cash dividends on our common stock. As such, we do not include a dividend payment as part of our pricing model. We estimate forfeitures through an analysis of actual, historical pre-vesting option forfeiture activity.
If actual results are not consistent with our assumptions and estimates, we may be exposed to expense adjustments that could be material to our results of operations. Compensation expense related to performance-based awards may vary each reporting period based on changes in the expected achievement of performance measures.
Income Taxes
We provide for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, deferred tax assets are also recorded with respect to NOLs and other tax attribute carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when realization of the benefit of deferred tax assets is not deemed to be more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. We are required to make many subjective assumptions and judgments regarding our income tax exposures. Interpretations of and guidance surrounding income tax laws and regulations change over time. As such, changes in our subjective assumptions and judgments can materially affect amounts recognized in our consolidated financial statements.
A high degree of judgment is required to determine the extent a valuation allowance should be provided against deferred tax assets. On a quarterly basis, we assess the likelihood of realization of our deferred tax assets considering all available evidence, both positive and negative. Our operating performance in recent years, the scheduled reversal of temporary differences, our forecast of taxable income in future periods in each applicable tax jurisdiction, our ability to sustain a core level of earnings, and the availability of prudent tax planning strategies are important considerations in our assessment. Our forecast of future earnings includes assumptions about patient volumes, payor reimbursement, labor costs, hospital operating expenses, and interest expense. Based on the weight of available evidence, we determine if it is more likely than not our deferred tax assets will be realized in the future.
During the year ended December 31, 2011, we decreased our valuation allowance by $62.4 million. As of December 31, 2011, we had a remaining valuation allowance of $50.3 million which primarily related to state NOLs. At the state jurisdiction level, we determined it was necessary to maintain a valuation allowance due to uncertainties related to our ability to utilize a portion of the deferred tax assets before they expire. The amount of the valuation allowance has been determined for each tax jurisdiction based on the weight of all available evidence, as described above, including management’s estimates of taxable income for each jurisdiction in which we operate over the periods in which the related deferred tax assets will be recoverable. See also Note 19, Income Taxes to the accompanying consolidated financial statements.
While management believes the assumptions included in its forecast of future earnings are reasonable and it is more likely than not the net deferred tax asset balance as of December 31, 2011 will be realized, no such assurances can be provided. If management’s expectations for future operating results on a consolidated basis or at the state jurisdiction level vary from actual results due to changes in healthcare regulations, general economic conditions, or other factors, we may need to increase our valuation allowance, or reverse amounts recorded currently in the valuation allowance, for all or a portion of our deferred tax assets. Similarly, future adjustments to our valuation allowance may be necessary if the timing of future tax deductions is different than currently expected. Our income tax expense in future periods will be reduced or increased to the extent of offsetting decreases or increases, respectively, in our valuation allowance in the period when the change in circumstances occurs. These changes could have a significant impact on our future earnings.
We continue to actively pursue the maximization of our remaining income tax refund claims and other tax benefits. The actual amount of the refunds will not be finally determined until all of the applicable taxing authorities have completed their review. Although management believes its estimates and judgments related to these claims are reasonable, depending on the ultimate resolution of these tax matters, actual amounts recovered could differ from management’s estimates, and such differences could be material.
Assessment of Loss Contingencies
We have legal and other contingencies that could result in significant losses upon the ultimate resolution of such contingencies. We have provided for losses in situations where we have concluded it is probable a loss has been or will be incurred and the amount of the loss is reasonably estimable. A significant amount of judgment is involved in determining whether a loss is probable and reasonably estimable due to the uncertainty involved in determining the likelihood of future events and estimating the financial statement impact of such events. If further developments or resolution of a contingent matter are not consistent with our assumptions and judgments, we may need to recognize a significant charge in a future period related to an existing contingent matter.
Recent Accounting Pronouncements
For information regarding recent accounting pronouncements, see Note 1, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements.